Exhibit 4.1

AMENDMENT NO. 5 TO RIGHTS AGREEMENT

This Amendment No. 5 to Rights Agreement (this “Amendment”), effective as of November 19, 2004, is between Lifeline Systems, Inc., a Massachusetts corporation (the “Company”), and Registrar and Transfer Company, a New Jersey corporation (“R&T”).

WHEREAS, the Company and State Street Bank and Trust Company entered into a Rights Agreement, dated as of July 24, 1998, as amended by Amendment No. 1 dated October 18, 1998 and Amendment No. 2 dated June 30, 2002, and the Company and R&T are parties to Amendment No. 3 thereto dated August 19, 2002 and Amendment No. 4 thereto dated December 3, 2003 (as amended, the “Rights Agreement”).

WHEREAS, the Board of Directors has determined that it is in the best interests of the Company to amend the Rights Agreement as set forth herein.

WHEREAS, the Company has requested that the Rights Agreement be amended in accordance with Section 27 of the Rights Agreement, as set forth herein, and the Rights Agent is willing to amend the Rights Agreement as set forth herein.

NOW THEREFORE, the parties intending to be legally bound hereby agree as follows:

1. Section 7(a) of the Rights Agreement is hereby amended in full and replaced in its entirety by the following:

“(a) Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23 hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of shares of Common Stock (or other shares, securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the Final Expiration Date, (ii) the time at which the Rights expire as provided in Section 13(d) hereof, (iii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iv) the time at which such Rights are exchanged as provided in Section 24 hereof, or (v) immediately prior to the Effective Time under the Agreement and Plan of Share Exchange, dated as of October 25, 2004, between the Company and Lifeline Holdings, Inc., a Massachusetts corporation and wholly-owned subsidiary of the Company (the earliest of (i), (ii), (iii), (iv) and (v) being herein referred to as the “Expiration Date”).”

2. Effectiveness. This Amendment shall be deemed effective as of the date set forth above as if executed by all parties hereto on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

3. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Massachusetts and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Rights Agreement.

4. Certification. The undersigned officer of the Company certifies by execution hereof that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date set forth above.

LIFELINE SYSTEMS, INC.

By:	/s/ Ronald Feinstein
Name:	Ronald Feinstein
Title:	President and Chief Executive Officer

REGISTRAR AND TRANSFER COMPANY

By:	/s/ William P. Tatler
Name:	William P. Tatler
Title:	Vice President

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